Exhibit 10.4

EXECUTION COPY

VOTING AGREEMENT

by and among

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.,

MISYS PLC,

MISYS PATRIOT US HOLDINGS LLC,

MISYS PATRIOT LIMITED

and

ECLIPSYS CORPORATION

dated as of June 9, 2010

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of June 9, 2010, is made by and among ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC., a Delaware corporation (the “Company”), MISYS PLC, a public limited company incorporated under the laws of England and Wales (“Manchester”), MISYS PATRIOT US HOLDINGS LLC, a Delaware limited liability company (“MPUSH”), MISYS PATRIOT LIMITED, a limited company formed under the laws of England and Wales (“MPL” and, together with Manchester and MPUSH, the “Stockholders” and each of them individually, a “Stockholder”), and ECLIPSYS CORPORATION, a Delaware corporation (“Emerald” and, together with the Company and the Stockholders, the “Parties” and each of them individually, a “Party”).

WITNESSETH:

WHEREAS, concurrently herewith, the Company and Manchester are entering into a Framework Agreement (the “Framework Agreement”), providing for, among other things, (i) an indirect repurchase by the Company of certain shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), held by the Stockholders and their Affiliates and (ii) a secondary public offering by the Stockholder and their Affiliates of additional shares of Company Common Stock (the transactions described in clauses (i) and (ii) together being the “Coniston Transaction”), in each case, upon the terms and subject to the conditions set forth in the Framework Agreement (capitalized terms used in this Agreement but not defined herein shall have the meanings given to such terms in the Framework Agreement);

WHEREAS, concurrently herewith, the Company, Arsenal Merger Corp., a Delaware corporation and a wholly owned Subsidiary of the Company (“Merger Sub”), and Emerald are entering into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the merger of Merger Sub with and into Emerald, with Emerald continuing as the surviving corporation, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, the issuance by the Company to the stockholders of Emerald of Company Common Stock pursuant to the Merger Agreement (the “Emerald Share Issuance”) must be approved by the affirmative vote of a majority of shares of Company Common Stock present in person or represented by proxy at a meeting held for such purpose and entitled to vote thereon;

WHEREAS, as of the date hereof, the Stockholders and their Affiliates beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the number of shares of Company Common Stock set forth on Schedule A (the “Owned Shares” and, together with (i) any securities issued or exchanged with respect to such Owned Shares upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company’s capital structure and (ii) any shares of Company Common Stock or other securities of the Company which any of the Stockholders or their Affiliates acquires beneficial ownership after the date hereof and prior to the termination of this Agreement, whether by purchase, acquisition or upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as the “Covered Shares”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Framework Agreement and the Merger Agreement and as a condition to the willingness of Emerald to enter into the Merger Agreement, Emerald has required that the Stockholders agree, and in order to induce Emerald to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement with respect to the Covered Shares and certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

VOTING AGREEMENT

Section 1.01 Voting of the Covered Shares. The Stockholders hereby irrevocably and unconditionally covenant and agree that, during the Voting Period (as hereinafter defined), at any meeting of the stockholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof, or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, the Stockholders shall:

(a) with respect to any vote relating to the Emerald Share Issuance or any other matter to be approved by the stockholders of the Company to facilitate the Emerald Share Issuance (other than the matters specified in Section 1.1(a) of the Framework Agreement, which are governed thereby), cause 15.5 million shares of Company Common Stock (the “Stockholder Continuing Interest”) to appear at such meeting or otherwise be counted as present thereat for the purpose of establishing a quorum and vote such Stockholder Continuing Interest, in person or by proxy, in favor of the Emerald Share Issuance;

(b) prior to the Coniston Closing, with respect to any vote relating to the Emerald Share Issuance or any other matter to be approved by the stockholders of the Company to facilitate the Emerald Share Issuance (other than the matters specified in

Section 1.1(a) of the Framework Agreement, which are governed thereby), cause all their remaining Covered Shares (other than the Stockholder Continuing Interest) not to appear or be present or otherwise counted as present thereat for the purpose of establishing a quorum; provided, however, that if the Stockholders receive written notice from the Secretary of the Company in accordance with Section 1.04 at least six (6) hours prior to the meeting of stockholders at which any such vote is to be taken that the shares of Company Common Stock held by stockholders other than the Stockholders and their Affiliates that are present in person or by proxy at the meeting (the “Public Shares”) are not sufficient, when combined with the Stockholder Continuing Interest, to constitute at least thirty-five percent (35%) of the then outstanding shares of Company Common Stock, then if and to the extent so requested by the Company and Emerald, the Stockholders shall cause such additional Covered Shares (and only such additional Covered Shares) as may be necessary, when added together with the Public Shares and the Stockholder Continuing Interest, to result in up to thirty-five percent (35%) of the then outstanding shares of Company Common Stock to be present (the “Additional Covered Shares”) and cause the Additional Covered Shares caused to be present pursuant to this clause (b) to be voted for and against, and to abstain or not vote, with respect to the Emerald Share Issuance or any other matter to be approved by the stockholders of the Company to facilitate the Emerald Share Issuance (other than the matters specified in Section 1.1(a) of the Framework Agreement, which are governed thereby) in the same proportion as the Public Shares are voted for and against, and abstain or are not voted, respectively, by the holders of the Public Shares; provided, however, that the number of Additional Covered Shares shall not exceed as a percentage of the total Covered Shares (excluding the Stockholder Continuing Interest) held by the Stockholders, the percentage the Public Shares constitute of the total number of shares of Company Common Stock held by stockholders other than the Stockholders and their Affiliates;

(c)(i) vote (or cause to be voted), in person or by proxy, the Stockholder Continuing Interest against (A) any extraordinary corporate transaction (other than the Emerald Share Issuance, the Merger and the Coniston Transaction), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, or sale or transfer of all or substantially all of the assets or securities of the Company or any of its Subsidiaries, (B) any amendment of the Company’s certificate of incorporation or by-laws other than as contemplated by the Framework Agreement or the Merger Agreement, (C) any other proposal, action or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal, action or transaction would reasonably be expected to in any manner impede, frustrate, prevent or nullify the Framework Agreement, the Merger Agreement, the Emerald Share Issuance, the Coniston Transaction, the Arsenal Exchange or any of the other transactions contemplated thereby (including the amendments to the Company’s certificate of incorporation contemplated by the Framework Agreement) and (D) any extraordinary dividend, distribution or recapitalization by the Company or change in capital structure of the Company (other than pursuant to or as expressly permitted by the

Merger Agreement or the Framework Agreement) (the matters described in the foregoing clauses (A) through (D) being referred to as “Competing Actions”); and (ii) vote (or cause to be voted), in person or by proxy, the remaining Covered Shares (other than the Stockholder Continuing Interest) either, in the sole discretion of the Stockholders, (x) against any Competing Action or (y) for and against, and abstain or not vote, with respect to any Competing Action in the same proportion as the Public Shares are voted for and against, and abstain or are not voted, respectively, by the holders of the Public Shares; and

(d) not take any action by written consent to approve any Competing Action.

For the purposes of this Agreement, “Voting Period” shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement in accordance with its terms pursuant to Article IV hereof. The Stockholders and their Affiliates shall remain free to vote or cause to be voted (or execute or cause to be executed consents or proxies with respect thereto) the Covered Shares with respect to any matter not covered by this Section 1.01 in any manner the Stockholders or their Affiliates deem appropriate.

Section 1.02 Proxies. During the Voting Period, in order to secure the performance of the Stockholders’ obligations under Section 1.01 of this Agreement, the Stockholders hereby (a) terminate and revoke any and all previous proxies granted with respect to the Covered Shares (except for the irrevocable proxy granted pursuant to the Relationship Agreement dated as of March 17, 2008 between the Company and Manchester (the “Existing Relationship Agreement”)), (b) irrevocably grant the proxy attached as Exhibit 1 hereto (the “Proxy”) with respect to the Stockholder Continuing Interest in the manner contemplated by Section 1.01 and (c) provided the Company complies with its obligations under Section 1.04, agree to irrevocably grant prior to any vote taken as described in Section 1.01(b) the proxy attached as Exhibit 2 hereto (the “Subsequent Proxy”) with respect to the exact number of Additional Covered Shares determined in accordance with Section 1.01(b) as notified by the Company and Emerald pursuant to Section 1.04. The Stockholders hereby affirm that the irrevocable proxies set forth in this Section 1.02 are given in connection with the execution of the Merger Agreement and the Framework Agreement, and that such irrevocable proxies are given to secure the performance of the duties of the Stockholders under this Agreement. Except as provided for in the last sentence of this Section 1.02, each Stockholder hereby (i) affirms that such Stockholder’s irrevocable proxy granted or to be granted hereunder are or, when granted, will be coupled with an interest, may under no circumstances be revoked and will survive the insolvency or liquidation of such Stockholder, (ii) ratifies and confirms all that the proxy appointed by such Stockholder hereunder may lawfully do or cause to be done by virtue hereof and (iii) agrees that such Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of the proxy granted, or to be granted, hereunder by such Stockholder.

Notwithstanding any other provisions of this Agreement, the irrevocable proxies granted hereunder shall automatically terminate upon the termination or expiration of this Agreement without any notice or other action by any Person.

Section 1.03 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company, Emerald, any Person appointed as the proxy of any Stockholder pursuant to this Agreement or any other Person any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares, other than the right of the holder of the Proxy and the Subsequent Proxy, respectively, under certain circumstances, to vote the Covered Shares upon the terms and subject to the conditions of this Agreement. Except as provided in this Agreement, all rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders and their Affiliates, and neither the Company nor Emerald nor any Person appointed as the proxy of any Stockholder pursuant to this Agreement shall have any power or authority to direct the Stockholders in the voting of any of the Covered Shares, except as otherwise specifically provided herein, or in the performance of the Stockholders’ duties or responsibilities as stockholders of the Company. Nothing in this Agreement shall be interpreted as (i) obligating the Stockholders to exercise any warrants, options, conversion of convertible securities or otherwise acquire Company Common Stock or (ii) creating or forming a “group” with any other Person, including the Company or Emerald, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Section 1.04 Provision of Information and Tabulation. The Company shall, and shall cause the Company’s Secretary to, provide in writing at least six (6) hours prior to the commencement of such meeting of stockholders as set forth in the Company’s notice of meeting, sufficient information regarding the number of shares of Company Common Stock present for quorum purposes, the additional number of Covered Shares required to be present such that, when added together with the Public Shares and the Stockholder Continuing Interest, will result in up to thirty-five percent (35%) of the then outstanding shares of Company Common Stock to be present, and the number of Public Shares voted for and against, and that have abstained or not voted with respect to, any matter described in Section 1.01(b) for the Stockholders to be able to determine whether they are required under Section 1.01(b) to cause to be present for purposes of a quorum and voting, and cause to be covered by the Subsequent Proxy, any Covered Shares other than the Stockholder Continuing Interest. The Stockholders shall have no obligation to cause to be present for purposes of a quorum and vote any Covered Shares other than the Stockholder Continuing Interest at the meeting of stockholders if such information is not provided as set forth herein.

Section 1.05 Waiver by the Company. The Company hereby waives, during the Voting Period, any right under the Existing Relationship Agreement or otherwise that would be inconsistent with the provisions of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

The Stockholders hereby represent and warrant to the Company and Emerald as follows:

Section 2.01 Ownership of the Owned Shares. As of the date hereof, except as set forth in Schedule A, the Stockholders have good and valid and marketable title to and are the record or beneficial owner of the Owned Shares set forth on Schedule A free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances, restrictions or arrangements whatsoever with respect to the ownership, transfer or other voting of the Owned Shares. Except as set forth in Schedule A, the Stockholders have full and unrestricted power to dispose of and vote all of, and have not granted any proxy inconsistent with this Agreement that is still effective with respect to, the Owned Shares. The Stockholders do not own, beneficially or of record, any shares of capital stock of the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, other than the Covered Shares.

Section 2.02 No Setoff. To the knowledge of the Stockholders, as of the date hereof, there are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of any Person to reduce the amount of the Owned Shares or affect the validity or enforceability of the Owned Shares.

ARTICLE III

COVENANTS OF THE STOCKHOLDERS.

Section 3.01 No Transfer. Other than pursuant to the terms of this Agreement or as contemplated by the Framework Agreement or any of the other Transaction Documents, without the prior written consent of the Company and Emerald, during the Voting Period, the Stockholders agree not to, directly or indirectly, (i) sell, pledge (except as set forth on Schedule A), assign, transfer, tender, exchange, offer, encumber, lend or otherwise dispose of (including by gift, merger, consolidation or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, tender, exchange, offer, encumbrance or other disposition of (including by gift, merger, consolidation or otherwise by operation of law) (each, a “Transfer”), any Covered Shares, other than (x) to wholly owned Subsidiaries of any of the Stockholders, (y) pursuant to the Stock Repurchase Agreement dated as of February 10, 2009 by and among the Stockholders and the Company or (z) pursuant to the transactions contemplated by the Framework Agreement, (ii) grant any proxies, options, rights of first offer or refusal or power of attorney or enter into any voting trust or other agreement or arrangement with respect to any Covered Shares, other than as contemplated by the Framework Agreement, or (iii) take any action that would make any of their representations or warranties contained herein untrue or incorrect or have the effect of preventing, disabling or impeding the Stockholders from performing their obligations under this Agreement. Any action taken or attempted to be taken in violation of the preceding sentence will be null and void.

Section 3.02 Stop Transfer Order. The Stockholders hereby authorize the Company’s and Emerald’s counsel to notify the Company’s transfer agent that prior to the termination of this Agreement there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares. The Parties acknowledge and agree that such stop order shall not apply to any Transfers to wholly owned Subsidiaries of any of the Stockholders or pursuant to the Framework Agreement or any of the other Transaction Documents.

Section 3.03 Additional Shares. The Stockholders shall as promptly as practicable notify the Company and Emerald of the number of any new Covered Shares acquired by the Stockholders, if any, after the date hereof. Any such shares shall be automatically subject to the terms of this Agreement as though owned by the Stockholders on the date hereof.

Section 3.04 No Solicitation.

(a) During the term of this Agreement, the Stockholders shall not, nor shall they permit any of their Subsidiaries or any officer or employee of any Stockholder or any of their Subsidiaries to, nor shall they authorize any director of, or any Representative (as defined in the Merger Agreement) of, any Stockholder or any of their Subsidiaries to, and shall instruct each of them not to, except, if any of them is a director of the Company or any Stockholder, as the case may be, as required in order to comply with such individual’s fiduciary duties as a director of the Company or any Stockholder, as the case may be, as specifically permitted by Section 3.06, directly or indirectly: (i) solicit, initiate or knowingly induce or encourage the submission of, any Company Takeover Proposal (as hereinafter defined); (ii) enter into any letter of intent or agreement in principle or any agreement providing for, relating to or in connection with, any Company Takeover Proposal or any proposal that could reasonably be expected to lead to a Company Acquisition Transaction (as hereinafter defined); (iii) approve, endorse or recommend any Company Takeover Proposal; (iv) enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to any Company Takeover Proposal; or (v) furnish any non-public information regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company to, any Person in connection with or in response to any Company Takeover Proposal; provided, however, that nothing contained in this Agreement shall prohibit any Stockholder or its board of directors, directly or indirectly through any of its officers, directors, employees or Representatives, prior to obtaining the Manchester Shareholder Approval, from taking any of the actions described in clauses (iv) and (v) above in response to any unsolicited bona fide Company Takeover Proposal that the board of directors of Manchester concludes in good faith, after consultation with its outside financial advisors, constitutes or is reasonably expected to result in, a Superior Proposal (as hereinafter defined) if (and only if) (1) the board of directors of Manchester concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Takeover Proposal would be inconsistent with the exercise by the board of directors of its fiduciary duties to Manchester (including to the shareholders of Manchester) under applicable Law and (2) prior to furnishing any non-public information to, or entering into discussions or negotiations with, the Person making such Company Takeover Proposal (the “Third Party”), (x) the Stockholders receive from such Third Party an executed confidentiality agreement with provisions not less favorable to the Stockholders or the Company than those contained in the Confidentiality Agreement (as defined in the Merger Agreement) and (y) the Stockholders provide to Emerald and the Company in accordance with Section 3.04(b) the information required under Section 3.04(b) to be delivered by the Stockholders to Emerald. The Stockholders agree that they and their Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Stockholders from providing information to the Company and Emerald that is required to be provided to the Company or Emerald under this Section 3.04.

(b) The Stockholders shall promptly, and in any event no later than twenty-four (24) hours after they receive any Company Takeover Proposal, or any written request for non-public information regarding the Company or any of its Subsidiaries in connection with a Company Takeover Proposal, advise the Company and Emerald orally and in writing of such Company Takeover Proposal or request, including providing the identity of the Person making or submitting such Company Takeover Proposal or request, and, (i) if it is in writing, a copy of such Company Takeover Proposal and any related draft agreements and any other written material and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by such Person. The Stockholders shall keep Emerald and the Company informed in all material respects on a prompt basis of the status and details of any such Company Takeover Proposal or with respect to any change to the material terms of any such Company Takeover Proposal. The Stockholders agree that, subject to restrictions under Laws applicable to the Stockholders and their Subsidiaries, they shall promptly provide to Emerald any non-public information concerning the Company and its Subsidiaries that the Stockholders provide to any Third Party in connection with any Company Takeover Proposal which was not previously provided to Emerald.

(c) Immediately following the execution of this Agreement, the Stockholders shall, and shall cause their Subsidiaries and their and their Subsidiaries’ respective officers, directors and employees, and shall cause their and their Subsidiaries’ respective Representatives to, immediately cease and terminate any activities, discussions or negotiations existing as of the date of this Agreement between the Stockholders or any of their Subsidiaries or any of their respective officers, directors, employees or Representatives, on the one hand, and any other Person, on the other hand, with respect to any Company Takeover Proposal.

(d) For purposes of this Agreement, (x) a “Company Takeover Proposal” means any inquiry, offer or proposal by any Person (other than Emerald) relating to any Company Acquisition Transaction, (y) a “Company Acquisition Transaction” means any transaction or series of related transactions other than the Merger or as contemplated by the Framework Agreement involving: (i) any acquisition or purchase from the Stockholders, the Company or both the Stockholders and the Company by any Person of 20% or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (iv) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Subsidiary) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole; or (v) any liquidation or dissolution of the Company or any of its Subsidiaries, and (z) a “Superior Proposal” means an unsolicited, bona fide written Company Takeover Proposal to acquire at least (a) 50% of the outstanding voting securities of the Company or (b) 50% of the assets of the Company and its Subsidiaries, taken as a whole, in each case on terms that, in the reasonable good faith judgment of the board of directors of Manchester, after consultation with its outside financial advisors and its outside legal counsel, is more favorable to the shareholders of Manchester than the Coniston Transaction and the other transactions contemplated by the Framework Agreement, taking into account any proposal by Emerald or the Company, as applicable, to amend or modify the terms of the Merger Agreement or the Framework Agreement that are committed to in writing, after taking into account such factors, including terms, conditions, timing, likelihood of consummation, legal, financial, regulatory and other aspects of such proposal, and the Person making such proposal, in each case as deemed relevant by the board of directors of Manchester.

Section 3.05 Manchester Shareholder Meeting.

(a) Manchester has undertaken in the Framework Agreement to call, convene and hold a meeting of its shareholders and, subject to the exercise by the board of directors of Manchester of its fiduciary duties, recommend that its shareholders approve the Coniston Transaction and the other transactions contemplated by the Framework Agreement (the “Shareholder Recommendation”).

(b) Except as otherwise provided in Section 3.05(c) or 3.05(d), neither the board of directors of Manchester nor any committee thereof shall (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Shareholder Recommendation in a manner adverse to Emerald, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Company Takeover Proposal or (iii) enter into any letter of intent or written agreement in principle or any binding agreement providing for, relating to or in connection with, any Company Takeover Proposal or any proposal that is reasonably expected to lead to a Company Acquisition Transaction (a “Shareholder Adverse Recommendation Change”).

(c) Notwithstanding anything in this Agreement to the contrary, with respect to a Company Takeover Proposal, the board of directors of Manchester may, at any time prior to receipt of the Manchester Shareholder Approval, effect a Shareholder Adverse Recommendation Change, in the event a written Company Takeover Proposal is made to Manchester by a Third Party and such Company Takeover Proposal is not withdrawn if (and only if): (i) the board of directors of Manchester determines in good faith after consultation with its financial advisors that such Company Takeover Proposal constitutes a Superior Proposal; (ii) following consultation with its outside legal counsel, the board of directors of Manchester determines that the failure to make a Shareholder Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties to the shareholders of Manchester under applicable Laws; (iii) Manchester provides Emerald and the Company five (5) business days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 3.04(b); (iv) during such five business day period, Manchester and its Representatives have negotiated in good faith with Emerald and the Company regarding any revisions to the terms of the transactions contemplated by the Merger Agreement and the Framework Agreement proposed by Emerald and the Company in response to such Superior Proposal; and (v) at the end of the five (5) business day period described in the foregoing clause (v), the board of directors of Manchester again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the Merger Agreement and the Framework Agreement proposed by Emerald and the Company) that the Company Takeover Proposal continues to be a Superior Proposal and that the failure to make a Shareholder

Adverse Recommendation Change would be inconsistent with the exercise by the board of directors of Manchester of its fiduciary duties to the shareholders of Manchester under applicable Laws.

(d) Nothing in this Agreement shall prohibit or restrict the board of directors of Manchester, in circumstances not involving or relating to a Company Takeover Proposal, from effecting, prior to obtaining the Manchester Shareholder Approval, a Shareholder Adverse Recommendation Change in response to the occurrence of a Company Intervening Event if (and only if): (i) the board of directors of Manchester determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the exercise by the board of directors of Manchester of its fiduciary duties to the shareholders of Manchester under applicable Laws; (ii) Manchester has provided to Emerald and the Company at least five (5) business days’ prior written notice describing the Company Intervening Event and advising Emerald and the Company that the board of directors of Manchester intends to take such action and specifying the reasons therefor in reasonable detail; (iii) during such five (5) business day period, Manchester and its Representatives have negotiated in good faith with Emerald and the Company regarding any revisions to the terms of the transactions contemplated by the Merger Agreement and the Framework Agreement proposed by Emerald and the Company in response thereto; and (iv) at the end of the five (5) business day period described in the foregoing clause (iii), the board of directors of Manchester again makes the determination in good faith after consultation with its outside legal counsel (and taking into account any adjustment or modification of the terms of the Merger Agreement and the Framework Agreement proposed by Emerald and the Company) that a Company Intervening Event continues to exist and that the failure to make a Shareholder Adverse Recommendation Change would be inconsistent with the exercise by the board of directors of Manchester of its fiduciary duties to the shareholders of Manchester under applicable Laws. Manchester agrees that neither the board of directors of Manchester nor any committee thereof shall effect a Shareholder Adverse Recommendation Change as a result of any event, occurrence, fact, condition, effect, change or development relating to obtaining the IRS Private Letter Ruling or any tax opinion with respect to any of the matters that are the subject of the requested IRS Private Letter Ruling. Manchester agrees to submit the Coniston Transaction and the other transactions contemplated by the Framework Agreement to its shareholders for approval whether or not the board of directors of Manchester determines to make a Shareholder Adverse Recommendation Change.

(e) For purposes of this Agreement, “Company Intervening Event” means an event or circumstance relating to the Company or Manchester (other than any event or circumstance resulting from a breach of the Framework Agreement by Manchester), occurring or arising after the date hereof that was not known to the board of directors of Manchester as of the date hereof; provided, however, that (i) in no event shall the receipt, existence or terms of a Company Takeover Proposal, or any inquiry or matter relating thereto or consequence thereof, constitute a Company Intervening Event, (ii) in no event shall any action taken by any of the Parties pursuant to and in compliance with the terms of the Merger Agreement and the Framework Agreement constitute a Company Intervening Event and (iii) in no event shall any event, occurrence, fact, condition, effect, change or development that has an adverse effect on the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of Emerald or the Company or any of their respective Subsidiaries, or the market price of Emerald’s common stock or the Company Common Stock (in and of itself), constitute a Company Intervening Event, unless such event, occurrence, fact, condition, effect, change or development has had a Company Material Adverse Effect or Parent Material Adverse Effect (as such terms are defined in the Merger Agreement).

Section 3.06 No Restraint on Officer or Director Action. Notwithstanding anything to the contrary herein, the Company and Emerald hereby acknowledge and agree that no provision in this Agreement shall limit or otherwise restrict any officer, director, partner or employee of any Stockholder who is, or becomes during the term hereof, a director or an officer of the Company or any Stockholder with respect to any act or omission that such individual may undertake or authorize in his or her capacity as a director or an officer of the Company or any Stockholder, including any vote that such individual may make as a director of the Company or any Stockholder, with respect to any matter presented to the board of directors of the Company or any Stockholder. The agreements set forth herein shall in no way restrict any such director or officer in the exercise of his or her fiduciary duties as a director or officer of the Company or any Stockholder. The Stockholders have executed this Agreement solely in the capacity as the beneficial owner of the Covered Shares, and no action taken by any such director or officer shall be deemed to constitute a breach of any provision of this Agreement.

Section 3.07 Further Assurances. Each Party agrees, from time to time, upon the reasonable request of any other Party, to execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as may be reasonably necessary for the purpose of effectively carrying out the transactions contemplated by this Agreement.

ARTICLE IV

TERMINATION

This Agreement and all of its provisions shall terminate upon the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of either the Framework Agreement or the Merger Agreement in accordance with their respective terms and (iii) the mutual written agreement of the Parties to terminate this Agreement; provided, that the provisions of Article V shall survive any such termination of this

Agreement. Upon termination or expiration of this Agreement, no Party shall have any further obligations or liabilities hereunder; provided, that such termination or expiration shall not relieve any Party from liability for any willful and material breach hereof prior to such termination or expiration.

ARTICLE V

GENERAL PROVISIONS.

Section 5.01 Survival of Representations and Warranties. The representations and warranties contained herein shall expire with, and be terminated and extinguished upon, the termination of this Agreement pursuant to Article IV, unless such termination resulted from a willful and material breach of this Agreement or the Framework Agreement by the Stockholders, and thereafter no Party shall be under any liability whatsoever with respect to any such representation or warranty, except, in each case, with respect to any willful and material breach prior to such expiration. Notwithstanding anything herein to the contrary, if the Termination Fee (as defined in the Merger Agreement) is paid in full and accepted by Emerald in accordance with Section 5.5(g) of the Merger Agreement, such payment shall be the sole and exclusive remedy (other than the right to seek specific performance or injunctive relief as provided in Section 5.11(a)) of Emerald and its Affiliates under this Agreement (or with respect to any claims or disputes arising out of or related to this Agreement or the transactions contemplated hereby or to the inducement of any Party to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise), and Emerald and its Affiliates shall be precluded from any other remedy (or seeking any other remedy) against the Company, any Stockholder and their respective Affiliates for monetary damages under this Agreement (or with respect to any claims or disputes arising out of or related to this Agreement or the transactions contemplated hereby or to the inducement of any Party to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise).

Section 5.02 Fees And Expenses. Other than as set forth in this Agreement, the Merger Agreement or the Framework Agreement, all costs and expenses (including fees and disbursements of counsel, accountants and other advisors) incurred in connection with the preparation, negotiation, execution, delivery or performance of this Agreement shall be paid by the Party incurring such cost or expense.

Section 5.03 Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, sent by fax or sent by international overnight courier service and shall be deemed given when so delivered by hand or fax (if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt; otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt), or one (1) business day after mailing in the case of international overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.03):

if to the Company:

Allscripts-Misys Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

Fax:	+1 312 506 1208
Attention:	General Counsel

with copies to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Fax:   (312) 853-7036

Attention:   Frederick C. Lowinger, Gary D. Gerstman

if to any Stockholder:

Misys plc

One Kingdom Street

Paddington

London W2 6BL, UK

Fax:	+44 (0)20 3320 1771
Attention:	General Counsel

with copies to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Fax:   (212) 610-6399

Attention:   A. Peter Harwich

if to Emerald:

Eclipsys Corporation

Three Ravinia Drive

Atlanta, GA 30348

Fax:	+1 404 847 5777
Attention:	General Counsel
Chief Financial Officer

with copies to:

King & Spalding LLP

1180 Peachtree Street, NE

Atlanta, Georgia 30309

Fax: (404) 572-5133

Attention: John D. Capers, Jr., C. William Baxley

Section 5.04 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement (or the remaining portion thereof) or the application of such provision to any other Person or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are completed as originally contemplated to the greatest extent possible.

Section 5.05 Entire Agreement; Successors and Assigns.

(a) This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement. The Schedules are an integral part of this Agreement and are incorporated by reference into this Agreement for all purposes.

(b) The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party, which consent, in the case of the Company prior to the Coniston Closing, shall be approved by the Audit Committee of the board of directors of the Company. Any attempted assignment in violation of this Section 5.05(b) shall be void.

Section 5.06 Amendment. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed,

in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective and, in the case of a waiver or amendment by the Company prior to the Coniston Closing, approved by the Audit Committee of the board of directors of the Company.

Section 5.07 Waivers. Any waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach, or a subsequent waiver of the same term or condition or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.08 Remedies Cumulative. Other than as expressly set forth herein, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.09 Parties in Interest. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing express or implied in this Agreement is intended or shall be construed to confer upon any Person other than the Parties any legal or equitable rights or remedies under this Agreement.

Section 5.10 Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or the transactions contemplated hereby or to the inducement of any Party to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the Laws of any other jurisdiction. Each Party irrevocably and unconditionally waives any objection to the application of the Laws of the State of Delaware to any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding should not be governed by the Laws of the State of Delaware.

Section 5.11 Specific Performance; Submission To Jurisdiction.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction over such action, in which case, in any state or federal court located in Delaware), this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby waive in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security related to such equitable relief.

(b) Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, or if such court is unavailable, any state or federal courts located in Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each Party hereby agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction over such action, in which case, in any state or federal court located in Delaware). Each Party hereby waives formal service of process and agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 5.11. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY RELATING TO ANY DISPUTE ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and each other Party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.11.

(d) Notwithstanding any other provision of this Agreement or any agreement contemplated hereby to the contrary, in the event that, prior to the Coniston Closing (as such term is defined in the Framework Agreement), or, if the Coniston Closing does not occur, at any time after the date hereof (i) there is any action or determination to be made by the Company hereunder that would require approval of the board of directors of the Company or any committee thereof, (ii) there is any action, suit, proceeding, litigation or arbitration between the Company and any Stockholder or Emerald or (iii) there is any disputed claim or demand (including any claim or demand relating to enforcing any remedy under this Agreement or any agreement contemplated hereby) by the Company against any Stockholder or Emerald, or by any Stockholder or Emerald against the Company, all actions or determinations of the Company prior to the Coniston Closing or, if the Coniston Closing does not occur, at any time after the date hereof or any determinations of the Company relating to any such action, suit, proceeding, litigation, arbitration, claim, demand (including all determinations by the Company whether to institute, compromise or settle any such action, suit, proceeding, litigation, arbitration, claim or demand and all determinations by the Company relating to the prosecution or defense thereof), shall be made and approved by the Audit Committee of the board of directors of the Company.

Section 5.12 Interpretation. The headings and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meanings as defined in this Agreement. All references to Articles, Sections or Schedules contained in this Agreement shall be to Articles, Sections or Schedules of or to this Agreement unless otherwise stated. Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to any gender include the other genders, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s) and (vi) the terms “year” and “years” mean and refer to calendar year(s).

Section 5.13 Counterparts. This Agreement may be signed in any number of counterparts (including by fax or other electronic signature), each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by each other Party.

Section 5.14 Public Announcement; Disclosure. The Stockholders shall consult with each of the Company and Emerald before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and, except as required by Law or regulatory authority (if reasonably practicable after notice to and consultation with each of the Company and Emerald), shall not issue any such press release or make any such public statement without the prior approval of the Company and Emerald (which approval shall not be unreasonably withheld, conditioned or delayed). The Stockholders hereby authorize the Company and Emerald to publish and disclose, in any announcement, disclosure or filing required by any Governmental Entity, the Stockholders’ identity and ownership of the Covered Shares and the nature of the Stockholders’ commitments, arrangements and understandings under this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date hereinabove written.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Lee A. Shapiro
Name:	Lee A. Shapiro
Title:	President

MISYS PLC

By:	/s/ J. Michael Lawrie
Name:	J. Michael Lawrie
Title:

MISYS PATRIOT US HOLDINGS LLC

By:	/s/ Darryl E. Smith
Name:	Darryl E. Smith
Title:

MISYS PATRIOT LIMITED

By:	/s/ Sarah Brain
Name:	Sarah Brain
Title:

ECLIPSYS CORPORATION

By:	/s/ Philip M. Pead
Name:	Philip M. Pead
Title:	President and CEO

Schedule A

Shares of Company Common Stock

79,811,511

Securities Convertible or Exercisable or Exchangeable for Shares of Company Common Stock

None

Pursuant to Section 2.01, the Stockholders represent and warrant to the Company that listed below are all exceptions to title over the Owned Shares, including pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Owned Shares.

1.	The Existing Relationship Agreement contains certain arrangements and restrictions with respect to the Stockholders’ voting and transfer of the Owned Shares and the Stockholders’ acquisition of additional shares of Company Common Stock. Manchester has granted an irrevocable proxy under the Relationship Agreement to Lee Shapiro, William J. Davis and Brian Vandenberg (and any individual who shall succeed to their respective offices with the Company) to vote the Owned Shares in accordance with the terms of the Existing Relationship Agreement.

2.	The Stockholders and the Company entered into a Stock Repurchase Agreement dated as of February 10, 2009, which contains certain arrangements with respect to the sale and transfer of the Owned Shares by the Stockholders.

3.	The sale and transfer of Owned Shares by the Stockholders and their Affiliates pursuant to the Framework Agreement and the transactions contemplated thereby is subject to Manchester obtaining the Manchester Shareholder Approval.

Exhibit 1

PROXY

THIS PROXY (this “Proxy”), is entered into on June 9, 2010, by the undersigned stockholder (the “Stockholder”).

The undersigned Stockholder, pursuant to the provisions of the Voting Agreement, dated June 9, 2010, among ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC., MISYS PLC, MISYS PATRIOT US HOLDINGS LLC, MISYS PATRIOT LIMITED and ECLIPSYS CORPORATION (the “Voting Agreement”) and the provisions of Section 212 of the General Corporation Law of the State of Delaware, hereby irrevocably grants to, and appoints, Kevin Kelly, Fred Marquardt and Thomas Ball, or any of them, and each of them individually (with full power of substitution), as such Stockholder’s proxy (in such capacity, the “Proxy Holder”) to vote 15.5 million shares of common stock, par value $0.01 per share (the “Common Stock”) of Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (the “Company”), owned by such Stockholder (the “Shares”), at the special meeting of stockholders of the Company to be held pursuant to the Merger Agreement (as defined in the Voting Agreement), and any adjournments or postponements thereof, (the “Company Meeting”), and to vote such Shares as provided in the Voting Agreement. In particular, the Proxy Holder shall:

(i)	cause the Shares to appear, or otherwise be counted as present thereat, for the purpose of establishing a quorum at the Company Meeting, however called, or at any adjournment or postponement thereof upon which a vote or other approval is sought relating to the Emerald Share Issuance (as defined in the Voting Agreement) or any other matter to be approved by the stockholders of the Company to facilitate the Emerald Share Issuance (other than matters specified in Section 1.1(a) of the Framework Agreement (as defined in the Voting Agreement), which are governed thereby); and

(ii)	vote or cause the Shares to be voted in favor of the Emerald Share Issuance and any other matter to be approved by the stockholders of the Company to facilitate the Emerald Share Issuance (other than matters specified in Section 1.1(a) of the Framework Agreement, which are governed thereby) at the Company Meeting and execute any documents or agreement approved at any such Company Meeting, as fully as such Stockholder would be entitled to vote in person with respect to the Emerald Share Issuance or any other matter to be approved by the stockholders of the Company to facilitate the Emerald Share Issuance (other than matters specified in Section 1.1(a) of the Framework Agreement, which are governed thereby).

The Stockholder hereby affirms that this Proxy is irrevocable and is given in connection with the execution of the Merger Agreement and the Framework Agreement, and that this Proxy is given to secure the performance of the duties of the Stockholder under the Voting Agreement. Notwithstanding any other provisions of this Proxy or the Voting Agreement, this Proxy shall automatically terminate upon the termination or expiration of the Voting Agreement without any notice or other action by any Person.

The Proxy Holder shall not have any liability to the Stockholder as a result of any action taken or failure to take action pursuant to the foregoing proxy except for any action or failure to take action not taken or omitted in good faith or which involves intentional misconduct or a knowing violation of applicable law.

This Proxy shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

[SIGNATURE PAGE TO FOLLOW]

The foregoing proxy is hereby executed on the date first above written.

MISYS PATRIOT LIMITED

By:	/s/ Sarah Brain
Name:	Sarah Brain
Title:	Director

Exhibit 2

PROXY

THIS PROXY (this “Proxy”), is entered into on [            ], 2010, by the undersigned stockholder (the “Stockholder”).

The undersigned Stockholder, pursuant to the provisions of the Voting Agreement, dated June 9, 2010, among ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC., MISYS PLC, MISYS PATRIOT US HOLDINGS LLC, MISYS PATRIOT LIMITED and ECLIPSYS CORPORATION (the “Voting Agreement”) and the provisions of Section 212 of the General Corporation Law of the State of Delaware, hereby irrevocably grants to, and appoints, Kevin Kelly, Fred Marquardt and Thomas Ball, or any of them, and each of them individually (with full power of substitution) as such Stockholder’s proxy (in such capacity, the “Proxy Holder”) to vote [    ] shares of common stock, par value $0.01 per share (the “Common Stock”) of Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (the “Company”), owned by such Stockholder (the “Shares”), at the special meeting of stockholders of the Company to be held on [date], and any adjournments or postponements thereof, (the “Company Meeting”), and to vote such Shares as provided in the Voting Agreement.

In particular, the Proxy Holder shall:

(i)	cause the Shares to appear, or otherwise be counted as present thereat, for the purpose of establishing a quorum at the Company Meeting, however called, or at any adjournment or postponement thereof upon which a vote or other approval is sought relating to the Emerald Share Issuance (as defined in the Voting Agreement) or any other matter to be approved by the stockholders of the Company to facilitate the Emerald Share Issuance (other than matters specified in Section 1.1(a) of the Framework Agreement (as defined in the Voting Agreement), which are governed thereby); and

(ii)

vote or cause the Shares to be voted as for and against, and abstain from voting or not vote, with respect to the Emerald Share Issuance and any other matter to be approved by the stockholders of the Company to facilitate the Emerald Share Issuance (other than matters specified in Section 1.1(a) of the Framework Agreement, which are governed thereby) at the Company Meeting in the same proportion as the Public Shares (as defined in the Voting Agreement) are voted for and against, and abstain from voting or are not voted, respectively, by the holders of the Public Shares, and execute any documents or agreement approved at any such Company Meeting of the stockholders of the Company or by consent in writing of stockholders, as fully as such Stockholder would be entitled to vote in person or by consent in writing with respect to the Emerald Share Issuance and any other matter to be approved by the stockholders of the Company to facilitate the Emerald Share Issuance (other than matters specified in Section 1.1(a) of the Framework Agreement, which are governed thereby) in such proportion as the

Public Shares are voted (or caused to take action) for and against, and abstain from voting or are not voted, respectively, by the holders of the Public Shares.

The Stockholder hereby affirms that this Proxy is irrevocable and is given in connection with the execution of the Merger Agreement and the Framework Agreement, and that this Proxy is given to secure the performance of the duties of the Stockholder under the Voting Agreement. Notwithstanding any other provisions of this Proxy or the Voting Agreement, this Proxy shall automatically terminate upon the termination or expiration of the Voting Agreement without any notice or other action by any Person.

The Proxy Holder shall not have any liability to the Stockholder as a result of any action taken or failure to take action pursuant to the foregoing proxy except for any action or failure to take action not taken or omitted in good faith or which involves intentional misconduct or a knowing violation of applicable law.

This Proxy shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

[SIGNATURE PAGE TO FOLLOW]

The foregoing proxy is hereby executed on the date first above written.

[name of entity holding shares]

By:
Name:
Title: